Exhibit 99.1

AMRI Announces Third Quarter 2015 Results

Albany, NY (November 5, 2015) – AMRI (NASDAQ: AMRI) today reported financial and operating results for the third quarter ended September 30 2015.

Highlights:

•	Third quarter contract revenue of $101.4 million, a 76% increase from 2014
•	Adjusted contract margins expand to 25%
•	Third quarter adjusted diluted EPS of $0.14, including a $0.04 decrease in EPS from royalties in the current quarter
•	Operating cash flow of $18.5 million
•	Reiterates Full Year 2015 total revenue of $400 to $416 million; adjusted EPS guidance maintained at between $0.90 and $0.95 per diluted share

"Adjusted contract margins” and “Adjusted diluted EPS" are Non-GAAP measurements. See discussion under the heading "Non-GAAP Adjustment Items" in this release.

“We achieved a significant milestone this quarter, achieving over $100 million in contract revenue and expanded adjusted contract margins of 25%,” said William S. Marth, AMRI’s president and chief executive officer. “Recent acquisitions and organic growth, combined with cost reduction initiatives and efficiency efforts, contributed to our continued strong performance.

With the addition of Gadea Pharmaceuticals, we’ve tripled the number of commercial APIs in our portfolio, providing us with a solid foundation in our API business in targeted segments. These APIs are approved and sold globally, providing us expanded market access for the rest of our portfolio.

Our integrated drug discovery center in Buffalo NY is now operational to meet the demands of customers who are looking for a US-based discovery service offering. The integration of biology and chemistry along with state of the art technology and our informatics partnership with PerkinElmer, as well as the high caliber of talent we are recruiting, will facilitate fast data turnaround and program progression.

Outsourcing trends continue to expand, and as industry assets and capacity continue to shift, we see opportunities for AMRI. As we continue to grow, we will continue to integrate, align and scale our capabilities and asset base to respond to our customer’s expanding needs as we look to be a leading provider of discovery services, API and drug product to the industry.”

Third Quarter 2015 Results

Total revenue for the third quarter of 2015 was $104.6 million, an increase of 67% compared to total revenue of $62.5 million reported in the third quarter of 2014.

Total contract revenue for the third quarter of 2015 was $101.4 million, an increase of 76% compared to total contract revenue of $57.5 million reported in the third quarter of 2014. Adjusted contract margins were 25% for the third quarter of 2015, compared with 8% for the third quarter of 2014. Margins benefited from recent acquisitions, product mix within the Active Pharmaceutical Ingredients (API) segment and the impact of the cost reduction initiatives and facility optimization activities.

Royalty revenue in the third quarter of 2015 was $3.2 million, a decrease of 35% from $5.0 million in the third quarter of 2014 due primarily to lower royalties on Allegra (fexofenadine) products which have ended. Royalty revenue for the third quarter of 2015 includes royalties from the net sales of certain amphetamine salts sold by Allergan (formerly Actavis) and royalties from net sales of an API sourced in Spain.

Net loss under U.S. GAAP was $(4.2) million, or $(0.12) per share, in the third quarter of 2015, compared to U.S. GAAP net loss of $(8.6) million, or $(0.27) per share for the third quarter of 2014. Net income on an adjusted non-GAAP basis in the third quarter of 2015 was $5.1 million or $0.14 per diluted share, compared to adjusted net loss of $(0.6) million or $(0.02) per diluted share for 2014. For a reconciliation of U.S. GAAP net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2015 and 2014 reporting periods, please see Tables 2 and 3 at the end of this press release.

Beginning in the second quarter 2015, AMRI implemented an updated non-GAAP definition, which includes the impact of cash interest expense and excludes the impact of non-cash stock-based compensation, both of which had previously been excluded and included, respectively in the Company’s calculations of these non-GAAP financial measures. These changes have redefined non-GAAP cost of contract revenue, SG&A, interest expense, net income, and EBITDA financial measures from the prior non-GAAP definition. We believe these financial measures provide investors with appropriate non-GAAP measurements that emphasize the cash earnings potential of the business and better reflect the underlying financial performance of the business. Historic non-GAAP reported operating results have been adjusted to match this new definition.

Year-to-Date Results

Total revenue for the nine-month period ended September 30, 2015 was $275.9 million, an increase of 45% compared to total revenue of $190.0 million reported for the nine-month period of 2014.

Total contract revenue for the first nine months of 2015 was $261.7 million, an increase of 54% compared to total contract revenue of $170.0 million in 2014. Adjusted contract margins were 25% for the first nine months of 2015, compared with 18% for 2014.

Royalty revenue in the first nine months of 2015 was $14.2 million, a decrease of 29% from $20.0 million in 2014 due primarily to lower royalties on Allegra (fexofenadine) products. Royalty revenue for the first nine months of 2015 includes royalties from the fexofenadine products, royalties from the net sales of certain amphetamine salts sold by Allergan and royalties from the net sales of an API sourced in Spain. Net loss under U.S. GAAP was $(4.1) million, or $(0.12) per share, in the first nine months of 2015, compared to U.S. GAAP net loss of $(1.4) million, or $(0.05) per share in 2014. Net income on an adjusted non-GAAP basis in the first nine months of 2015 was $18.9 million or $0.56 per diluted share, compared to adjusted net income of $11.7 million or $0.37 per diluted share for 2014.

Segment Results

Drug Discovery Services (DDS)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2015	2014	2015	2014

DDS Contract Revenue	$23,137	$17,108	$65,764	$55,223
Cost of Contract Revenue	16,742	14,051	48,936	45,091
Contract Gross Profit	6,395	3,057	16,828	10,132
Contract Gross Margin	27.6%	17.9%	25.6%	18.3%

Adjusted Contract Gross Profit (1) (2)	6,833	3,180	17,990	10,506
Adjusted Contract Gross Margin (1) (2)	29.5%	18.6%	27.4%	19.0%

(1)	Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to adjusted contract gross profit and adjusted contract gross margin as a percentage of contract revenue.
(2)	A portion of the 2014 amounts were reclassified from DDS to API to better align business activities within our reporting segments.

Discovery and Development Services (DDS) contract revenue for the third quarter of 2015 increased $6.0 million or 35% compared to the third quarter of 2014, primarily due to $4.6 million of incremental revenues from the acquisition of SSCI in February 2015. DDS adjusted contract margins increased 11 percentage points in the third quarter of 2015, driven by the margins realized on SSCI revenues, as well as the benefits of cost reduction initiatives and facility optimization.

For the nine months ending September 30, 2015, DDS contract revenue increased $10.5 million or 19% primarily due to $10.7 million of incremental SSCI revenues. DDS adjusted gross margins increased 8 percentage points, driven by the margins realized on SSCI revenues, as well as the benefits of cost reduction initiatives and facility optimization.

Active Pharmaceutical Ingredients (API)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2015	2014	2015	2014

API Contract Revenue	$56,156	$30,548	$134,001	$99,918
Cost of Contract Revenue	43,410	29,778	100,427	79,499
Contract Gross Profit	12,746	770	33,574	20,419
Contract Gross Margin	22.7%	2.5%	25.1%	20.4%

Adjusted Contract Gross Profit (1) (2)	16,243	891	37,461	20,685
Adjusted Contract Gross Margin (1) (2)	28.9%	2.9%	28.0%	20.7%

(1)	Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to adjusted contract gross profit and adjusted contract gross margin as a percentage of contract revenue.
(2)	A portion of the 2014 amounts were reclassified from DDS to API to better align business activities within our reporting segments.

API contract revenue for the third quarter of 2015 increased $25.6 million or 84% compared to the third quarter 2014, primarily due to $17.8 million of incremental revenues from the acquisition of Gadea Pharmaceuticals in July 2015 and product mix. API adjusted contract margin for the third quarter of 2015 increased 26 percentage points, driven by the margins realized on Gadea’s revenues, an improved product mix and pricing impacts.

For the first nine months of 2015, API contract revenue increased $34.1 million or 34%, due to the addition of Gadea and increased product volumes. API adjusted gross margin increased 7 percentage points in 2015, due to the addition of Gadea, an improved product mix and pricing impacts.

Drug Product Manufacturing (DPM)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2015	2014	2015	2014

DPM Contract Revenue	$22,055	$9,825	$61,941	$14,852
Cost of Contract Revenue	20,052	12,585	53,648	18,472
Contract Gross Profit (Loss)	2,003	(2,760)	8,293	(3,620)
Contract Gross Margin	9.1%	-28.1%	13.4%	-24.4%

Adjusted Contract Gross Profit (Loss) (1)	1,979	572	9,094	(274)
Adjusted Contract Gross Margin (1)	9.0%	5.8%	14.7%	-1.8%

(1)	Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross loss and contract gross margin to adjusted contract gross profit (loss) and adjusted contract gross margin as a percentage of contract revenue.

Drug Product Manufacturing contract revenue for the third quarter of 2015 increased $12.2 million or 124% compared to the third quarter 2014, and includes $4.1 million of revenue from the Glasgow facility that was acquired in January 2015. Drug Product adjusted contract margins for the third quarter of 2015 increased 3 percentage points, driven primarily by the addition of the Glasgow business. In the third quarter 2014, Drug Product contract revenue and gross margin were impacted due to a business disruption at the Albuquerque facility.

For the first nine months of 2015, Drug Product contract revenue increased $47.1 million, due primarily to increased revenue at the Albuquerque facility and the addition of $11.5 million in revenue from Glasgow. Drug Product adjusted gross margins improved 17 percentage points, due to the addition of the Glasgow business.

Liquidity and Capital Resources

At September 30, 2015, AMRI had cash, cash equivalents and restricted cash of $82.4 million, compared to $45.6 million at June 30, 2015. The increase in cash and cash equivalents for the quarter ended September 30 2015 was primarily due to cash generated by operating activities of $18.5 million, net proceeds from debt financing of $16.3 million, and $11.0 million from the Gadea acquisition, which was partially offset by $6.1 million in capital expenditures. Total common shares outstanding, net of treasury shares, were 35,497,776 at September 30, 2015.

Financial Outlook

AMRI’s guidance takes into account a number of factors, including expected results for the fourth quarter 2015, anticipated tax rates and shares outstanding. Please refer to the financial supplement document included on the Investor Relations page of our website at: ir.amriglobal.com for further information on our full year 2015 guidance.

AMRI’s outlook for 2015 is as follows:

•	Full Year 2015 total revenue of $400 to $416 million
•	Full year contract revenue of between $384 and $398 million*, an increase of 56% at the midpoint
•	Adjusted contract margins of approximately 26%
•	Royalty revenue of between $16 and $18 million*
•	Adjusted SG&A expenses at approximately 15% of contract revenue
•	R&D of approximately $5 million
•	Adjusted EBITDA between $75 and $78 million, up 53% at the midpoint
•	Adjusted diluted EPS of between $0.90 and $0.95, compared to $0.65 in 2014, based on an average fully diluted share count of approximately 34 million shares
•	Adjusted effective tax rate of 32%
•	Capital expenditures of between $24 and $26 million

*Forecasted contract revenue and royalties have been adjusted by $2.0 million from the previous forecast, based on a reclass of an API from contract revenue to royalties.

Third Quarter Results Conference Call

AMRI will host a conference call and webcast today at 8:30 a.m. ET to discuss third quarter 2015 results. The conference call can be accessed by dialing (866) 208-5728 (domestic calls) or (224) 633-1279 (international calls) at 8:20 a.m. ET and entering passcode 62660027. The webcast and supplementing slides can be accessed on the company’s website at www.amriglobal.com.

A replay of the conference call can be accessed for 24 hours beginning at 11:30 a.m. ET at (855) 859-2056 (domestic calls) or (404) 537-3406 (international calls) and entering passcode 62660027. Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company’s website at http://ir.amriglobal.com.

About AMRI

Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Solutions (DDS), Active Pharmaceutical Ingredients (API), and Drug Product Manufacturing (DPM). Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. API supports the chemical development and cGMP manufacture of complex API, including potent, controlled substances, biologics, peptides, steroids, hormones, cytotoxic compounds and sterile API. DPM supports development through commercial scale production of complex liquid-filled and lyophilized parenterals, sterile suspensions and ophthalmic formulations. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue, contract revenue, adjusted EBITDA, adjusted diluted earnings per share, and all information and other statements regarding the estimates of results and financial outlook for 2015, statements made by the company's Chief Executive Officer, statements under the caption “Financial Outlook,” statements regarding the strength of the company’s business and prospects, statements regarding the impact of recent acquisition activity, and statements concerning the company’s momentum and long-term growth, including expected results for 2015. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and chemical research and development, including softness in these markets; the success of the sales of the products for which the company receives royalties; the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; the company’s ability to enforce its intellectual property and technology rights; the company’s ability to obtain financing sufficient to meet its business needs; the company’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the results of further FDA inspections; the company’s ability to effectively maintain compliance with applicable FDA and DEA regulations; the company’s ability to integrate past or future acquisitions, including the Gadea Pharmaceutical Group, Aptuit West Lafayette and Glasgow operations, Cedarburg Pharmaceuticals and Oso Biopharmaceuticals Manufacturing, and make such acquisitions accretive to the company’s business model, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission on March 16, 2015, and the company's other SEC filings. All financial guidance offered by senior management today represents a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of contract gross profit, contract gross margin, income from operations, and net income and income per diluted share as adjusted to exclude certain impairment charges, restructuring charges, executive transition costs, non-cash debt interest and amortization charges, business acquisition costs, share-based compensation expense, non-recurring professional fees, ERP implementation costs, depreciation and amortization of purchase accounting adjustments, write-offs of deferred financing costs, insurance recoveries, non-recurring income tax adjustments, and postretirement benefit plan settlement gains in the 2015 and 2014 periods. We have also presented non-GAAP measures of adjusted EBITDA, which in addition to the items excluded above, further excluded the impact of interest income and expense, depreciation and amortization expense, and income tax expense or benefit. Exclusion of these non-recurring items allows comparisons of operating results that are consistent over time. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income (loss) from operations, net income (loss) or income (loss) per diluted share, prepared in accordance with U.S. GAAP. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are set forth in Tables 1-3.

Contacts:
Investors: Patty Eisenhaur, 518-512-2936
Media: Gina Rothe, 518-512-2512

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data

(unaudited)

(Dollars in thousands)	September 30,	December 31,
	2015	2014

Cash and cash equivalents	$79,462	$46,995
Restricted cash	2,963	4,052
Accounts receivable, net	88,306	71,644
Royalty income receivable	4,762	5,061
Inventory	104,668	49,880
Total current assets	303,429	191,012
Property and equipment, net	213,686	165,475
Total assets	819,868	515,868

Total current liabilities	99,284	48,690
Long-term debt, excluding current installments, net of unamortized discount	344,373	155,985
Total liabilities	531,131	274,046
Total stockholders’ equity	288,737	241,822
Total liabilities and stockholders’ equity	819,868	515,868

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except for per share data)	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Contract revenue	$101,348	$57,481	$261,706	$169,993
Recurring royalties	3,231	4,990	14,238	19,978
Total revenue	104,579	62,471	275,944	189,971

Cost of contract revenue	80,204	56,414	203,011	143,062
Technology incentive award	(6)	260	554	1,277
Research and development	1,903	568	2,778	775
Selling, general and administrative	21,219	11,568	55,211	34,944
Postretirement benefit plan settlement gain	–	–	–	(1,285)
Restructuring charges	709	2,164	3,828	3,436
Impairment charges	540	1,232	3,155	4,950
Total operating expenses	104,569	72,206	268,537	187,159

Income (loss) from operations	10	(9,735)	7,407	2,812

Interest expense, net	(6,318)	(2,575)	(12,532)	(8,256)
Other income, net	798	235	1,901	3

Loss before income taxes	(5,510)	(12,075)	(3,224)	(5,441)

Income tax (benefit) expense	(1,340)	(3,434)	862	(4,024)

Net loss	$(4,170)	$(8,641)	$(4,086)	$(1,417)

Basic loss per share	$(0.12)	$(0.27)	$(0.12)	$(0.05)

Diluted loss per share	$(0.12)	$(0.27)	$(0.12)	$(0.05)

Table 1: Reconciliation of three and nine months ended September 30, 2015 and 2014 reported contract gross profit (loss) and contract gross margin to adjusted contract gross profit (loss) and adjusted contract gross margin:

Non-GAAP Measures	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	2015	2014	2015	2014

Consolidated Contract Revenue, as reported	$101,348	$57,481	$261,706	$169,993
Consolidated Cost of Contract Revenue, as reported	$80,204	$56,414	$203,011	$143,062
Consolidated Contract Gross Profit, as reported	21,144	1,067	58,695	26,931

add: Share-based compensation expense	246	157	723	472
add: Purchase accounting adjustments	3,665	268	5,127	363
add: Business interruption charges	-	3,117	-	3,117
add: Business acquisition costs	-	34	-	34
Consolidated Contract Gross Profit, as adjusted	$25,055	$4,643	$64,545	$30,917
Consolidated Contract Gross Margin, as reported	20.9%	1.9%	22.4%	15.8%
Consolidated Contract Gross Margin, as adjusted	24.7%	8.1%	24.7%	18.2%

DDS Segment Contract Revenue, as reported	$23,137	$17,108	$65,764	$55,223
DDS Segment Cost of Contract Revenue, as reported	16,742	14,051	48,936	45,091
DDS Segment Contract Gross Profit, as reported	6,395	3,057	16,828	10,132

add: Share-based compensation expense	147	123	449	374
add: Purchase accounting adjustments	291	-	713	-
DDS Segment Contract Gross Profit, as adjusted	$6,833	$3,180	$17,990	$10,506
DDS Segment Contract Gross Margin, as reported	27.6%	17.9%	25.6%	18.3%
DDS Segment Contract Gross Margin, as adjusted	29.5%	18.6%	27.4%	19.0%

API Segment Contract Revenue, as reported	$56,156	$30,548	$134,001	$99,918
API Segment Cost of Contract Revenue, as reported	43,410	29,778	100,427	79,499
API Segment Contract Gross Profit, as reported	12,746	770	33,574	20,419

add: Share-based compensation expense	69	26	189	76
add: Purchase accounting adjustments	3,428	95	3,698	190
API Segment Contract Gross Profit, as adjusted	$16,243	$891	$37,461	$20,685
API Segment Contract Gross Margin, as reported	22.7%	2.5%	25.1%	20.4%
API Segment Contract Gross Margin, as adjusted	28.9%	2.9%	28.0%	20.7%

Drug Product Segment Contract Revenue, as reported	$22,055	$9,825	$61,941	$14,852
Drug Product Segment Cost of Contract Revenue, as reported	20,052	12,585	53,648	18,472
Drug Product Segment Contract Gross Profit (Loss), as reported	2,003	(2,760)	8,293	(3,620)

add: Share-based compensation expense	30	8	85	22
add: Purchase accounting adjustments	(54)	173	716	173
add: Business interruption charges	-	3,117	-	3,117
add: Business acquisition costs	-	34	-	34
Drug Product Segment Contract Gross Profit (Loss), as adjusted	$1,979	$572	$9,094	$(274)
Drug Product Segment Contract Margin, as reported	9.1%	-28.1%	13.4%	-24.4%
Drug Product Segment Contract Margin, as adjusted	9.0%	5.8%	14.7%	-1.8%

Table 2: Reconciliation of the three and nine months ended September 30, 2015 and 2014 reported income from operations, net income and earnings per diluted share to adjusted income from operations, adjusted net income and adjusted diluted earnings per share:

	Third Quarter	Third Quarter	YTD September 30,	YTD September 30,
	2015	2014	2015	2014
Income (loss) from operations, as reported	$10	$(9,735)	$7,407	$2,812
Impairment charges	540	1,232	3,155	4,950
Restructuring charges	709	2,164	3,828	3,436
Business interruption charges	-	3,117	-	3,117
Executive transition costs	469	-	1,405	626
Business acquisition costs	1,630	970	3,302	2,638
Purchase accounting adjustments	4,962	753	7,838	1,028
Postretirement benefit plan settlement gain	-	-	-	(1,285)
ERP Implementation costs	467	-	765	-
Non-recurring professional fees	115	-	826	-
Share-based compensation expense	1,796	1,018	4,816	2,975
Income (loss) from operations, as adjusted	$10,698	$(481)	$33,342	$20,297

Net loss, as reported	$(4,170)	$(8,641)	$(4,086)	$(1,417)
Impairment charges	540	1,232	3,155	4,950
Restructuring charges	709	2,164	3,828	3,436
Business interruption charges	-	3,117	-	3,117
Executive transition costs	469	-	1,405	626
Business acquisition costs	1,630	970	3,302	2,638
Purchase accounting adjustments	4,962	753	7,838	1,028
Postretirement benefit plan settlement gain	-	-	-	(1,285)
ERP Implementation costs	467	-	765	-
Non-recurring professional fees	115	-	826	-
Non-cash debt interest and amortization charges	2,694	1,696	6,220	5,019
Share-based compensation expense	1,796	1,018	4,816	2,975
Insurance recovery - business interruption	-	-	(600)	-
Write-off of deferred financing costs	-	-	-	439
Tax effect for above items	(4,105)	(2,896)	(8,605)	(7,069)
Non-recurring income tax adjustments	-	-	-	(2,715)
Net income (loss), as adjusted	$5,107	$(587)	$18,864	$11,742

Loss per share, as reported	$(0.12)	$(0.27)	$(0.12)	$(0.05)
Impairment charges	0.02	0.04	0.09	0.12
Restructuring charges	0.02	0.06	0.10	0.09
Business interruption charges	-	0.06	-	0.06
Executive transition costs	0.01	-	0.03	0.01
Business acquisition costs	0.03	0.02	0.06	0.06
Purchase accounting adjustments	0.09	0.02	0.16	0.02
Postretirement benefit plan settlement gain	-	-	-	(0.03)
ERP Implementation costs	0.01	-	0.02	-
Non-recurring professional fees	-	-	0.02	-
Non-cash debt interest and amortization charges	0.05	0.03	0.12	0.10
Share-based compensation expense	0.03	0.02	0.09	0.06
Insurance recovery - business interruption	-	-	(0.01)	-
Write-off of deferred financing costs	-	-	-	0.01
Non-recurring income tax adjustments	-	-	-	(0.08)
Earnings (loss) per diluted share, as adjusted	$0.14	$(0.02)	$0.56	$0.37

Table 3: Reconciliation of the three and nine months ended September 30, 2015 and 2014 reported net loss to adjusted EBITDA:

	Third Quarter	Third Quarter	YTD September 30,	YTD September 30,
	2015	2014	2015	2014
Net loss, as reported	$(4,170)	$(8,641)	$(4,086)	$(1,417)
Income tax (benefit) expense	(1,340)	(3,434)	862	(4,024)
Interest expense, net	6,318	2,575	12,532	8,256
Depreciation and amortization	6,908	5,042	18,670	13,066
EBITDA	7,716	(4,458)	27,978	15,881
Impairment charges	540	1,232	3,155	4,950
Restructuring charges	709	2,164	3,828	3,436
Business interruption charges	-	3,117	-	3,117
Executive transition costs	469	-	1,405	626
Business acquisition costs	1,630	970	3,302	2,638
Purchase accounting adjustments	3,081	-	3,081	-
Postretirement benefit plan settlement gain	-	-	-	(1,285)
ERP Implementation costs	467	-	765	-
Non-recurring professional fees	115	-	826	-
Share-based compensation expense	1,796	1,018	4,816	2,975
Insurance recovery - business interruption	-	-	(600)	-
Adjusted EBITDA	$16,523	$4,043	$48,556	$32,338